UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
_________________________
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 25, 2017 (September 20, 2017)
_________________________
Marriott Vacations Worldwide Corporation
(Exact name of registrant as specified in its charter)
 _________________________

Delaware	001-35219	45-2598330
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6649 Westwood Blvd., Orlando, FL	32821
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (407) 206-6000
N/A
(Former name or former address, if changed since last report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Indenture and Notes
On September 25, 2017, Marriott Vacations Worldwide Corporation (the “Company”) sold to J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner and Smith, Incorporated, as representatives (the “Representatives”) of the several initial purchasers (the “Initial Purchasers”), and the Initial Purchasers purchased from the Company, $230 million aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2022 (the “Notes”), pursuant to a purchase agreement (the “Purchase Agreement”) between the Company and the Representatives. The $230 million aggregate principal amount of Notes included the exercise in full of the option granted by the Company to the Initial Purchasers to purchase up to an additional $30 million aggregate principal amount of the Notes, solely to cover over-allotments.
The notes were offered in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), to the initial purchasers for initial resale to qualified institutional buyers pursuant to an exemption from registration provided by Rule 144A promulgated under the Securities Act. The offer and sale of the Notes and the common stock of the Company (the “common stock”) issuable upon conversion, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell nor the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
In connection with the issuance of the Notes, the Company entered into an Indenture, dated September 25, 2017 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes are governed by the Indenture. The Notes will bear interest at a rate of 1.50% per year, payable in cash semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2018. The Notes mature on September 15, 2022 unless repurchased or converted in accordance with their terms prior to such date.
The Notes are general senior unsecured obligations of the Company, ranking senior in right of payment to any future debt that is expressly subordinated in right of payment to the Notes and equally in right of payment with all of the Company’s existing and future liabilities that are not so subordinated. The Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the assets securing such debt. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of the Company’s subsidiaries.
Holders may convert their Notes under the following conditions at any time prior to the close of business on the business day immediately preceding June 15, 2022 in multiples of $1,000 principal amount, only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on December 31, 2017 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five-business-day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of that five consecutive trading day period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events as described in the Indenture.
In addition, holders may convert their Notes, in multiples of $1,000 principal amount, at their option at any time beginning on or after June 15, 2022, and prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of the Notes, without regard to the foregoing circumstances.
The initial conversion rate for the Notes is 6.7482 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $148.19 per share of common stock, subject to adjustment upon the occurrence of certain specified events as set forth in the Indenture. Upon conversion, the Company may choose to pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock.
In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes, in multiples of $1,000 principal amount, at a repurchase price of 100% of the principal amount of the Notes, plus any accrued and unpaid interest, if any, to but not including, the repurchase date. If certain fundamental changes referred to as make-whole fundamental changes occur, the conversion rate for the Notes may be increased.

The events of default, as set forth in the Indenture, include:

•	default in any payment of interest on any Note when due and payable and the continuance of such default for 30 days;

•	default in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

•
failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture and, in the case of a conversion to be settled in common stock, such failure continues for three business days;

•	failure by the Company to give a notice regarding a fundamental change notice, specified corporate transaction or make-whole fundamental change, in each case, when due;

•	failure by the Company to comply with its obligations under the Indenture in respect of certain merger, consolidation and asset sale transactions;

•	failure by the Company to comply with certain of its agreements required under the Notes or the Indenture for 60 days after receipt of written notice in accordance with the Indenture;

•	default by the Company or certain of its subsidiaries with respect to indebtedness for money borrowed in excess of $50.0 million;

•	certain events of bankruptcy, insolvency, or reorganization involving the Company or certain of its subsidiaries; and

•	entry of final judgments for the payment of $50.0 million or more against the Company or certain of its subsidiaries which are not paid, discharged or stayed within 30 days.
If an event of default, other than an event of default involving the Company’s bankruptcy or insolvency, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare 100% of the principal amount of, and accrued and unpaid interest (including additional interest, if any) on all the Notes then outstanding, to be due and payable immediately. If an event of default involving bankruptcy or insolvency events involving the Company occurs, then 100% of the principal amount of, and all accrued and unpaid interest on, all the Notes, will automatically become immediately due and payable without any notice or other action by the Trustee or any holder. Notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will consist exclusively of the right of the holders of the Notes to receive additional interest on the Notes for up to 360 days following such failure.
Convertible Note Hedge Transactions
In connection with the offering of the Notes, the Company entered into privately-negotiated convertible note hedge transactions with respect to its common stock (the “Convertible Note Hedge Transactions”) with JPMorgan Chase Bank, National Association, London Branch and Bank of America, N.A. (collectively, the “Counterparties”) on each of September 20, 2017 and September 21, 2017. The Company paid an aggregate amount of approximately $33.2 million to the Counterparties for the Convertible Note Hedge Transactions. The Convertible Note Hedge Transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, approximately 1.55 million shares of the Company’s common stock, the same number of shares initially underlying the Notes, at a strike price that initially corresponds to the initial conversion price of the Notes, and are exercisable upon conversion of the Notes. The Convertible Note Hedge Transactions will expire upon the maturity of the Notes.
The Convertible Note Hedge Transactions are expected generally to reduce the potential dilution to the common stock upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of the converted Notes, as the case may be, in the event that the market price per share of the common stock, as measured under the Convertible Note Hedge Transactions, is greater than the strike price of the Convertible Note Hedge Transactions.
The Convertible Note Hedge Transactions are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Convertible Note Hedge Transactions.

Warrants
In addition, concurrently with the entry into the Convertible Note Hedge Transactions on each of September 20, 2017 and September 21, 2017, the Company separately entered into privately-negotiated warrant transactions (the “Warrants”), whereby the Company sold to the Counterparties warrants to acquire, collectively, subject to anti-dilution adjustments, approximately 1.55 million shares of the Company’s common stock at an initial strike price of $176.68 per share, which represents a premium of 55% over the last reported sale price of the Company’s common stock of $113.99 on September 20, 2017. The Company received aggregate proceeds of approximately $20.3 million from the sale of the Warrants to the Counterparties. The Warrants were sold in private placements to the Counterparties pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.
The Warrants are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.
***
The Company intends to file a copy of the Indenture, the Form of 1.50% Convertible Senior Note due 2022, the agreements related to the Convertible Note Hedge Transactions and the agreements related to the Warrants as exhibits to its Quarterly Report on Form 10-Q for its quarter ended September 30, 2017.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: September 25, 2017	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer

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